As filed with the Securities and Exchange Commission on May 8, 2007

Registration No. 333- 133537

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OmniComm Systems, Inc.

(Exact Name of Small Business Issuer as Specified in Its Charter)

Delaware	541511	11-3349762
State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification No.

2101 W. Commercial Blvd.

Suite 4000

Fort Lauderdale, FL 33309

954.473.1254

(Address and Telephone Number of Principal Executive Offices)

Same as above

(Address of principal place of business or intended principal place of business)

Corporation Trust Company

1209 Orange Street

Wilmington, DE 19801

(302) 658-7581

(Name, Address and Telephone Number of Agent For Service)

Copies of All Communications to:

Ronald T. Linares, Chief Financial Officer

2101 Commercial Blvd.

Suite 4000

Ft. Lauderdale, Florida 33309

954.473.1254

and

Schneider Weinberger & Beilly, LLP

2200 Corporate Boulevard, N.W.

Suite 210

Boca Raton, FL 33431

561.362.9595

Attention: Roxanne K. Beilly, Esq.

Approximate date of commencement of proposed sale to the public: Not Applicable.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

DEREGISTRATION OF SECURITIES

The Registrant previously filed with the Securities and Exchange Commission (the “Commission”), and the Commission declared effective, a registration statement on Form SB-2, Registration No. 333-133537 (the “Registration Statement”), for the registration of the resale of 42,913,850 shares of our common stock, by certain selling stockholders issuable upon conversion or exercise of our Series B Preferred Stock, Series C Preferred Stock, warrants, and Placement Agent Unit Options. A portion of the common stock was sold pursuant to the Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to terminate the Registration Statement and deregister the shares of the common stock that were registered under the Registration Statement which remain unsold under the Registration Statement as of the date hereof. No shares of common stock shall remain available for sale pursuant to this Registration Statement, effective as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, OmniComm Systems, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form SB-2 and has duly caused this Post-Effective Amendment No. 1 to Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Ft. Lauderdale, Florida, on May 8, 2007.

OMNICOMM SYSTEMS, INC.

By:	/s/ Ronald T. Linares
Name:	Ronald T. Linares
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form SB-2 has been signed by the following persons in the capacities indicated and as of May 8, 2007.

Signature	Title	Date

/s/ Cornelis F. Wit Cornelis F. Wit	President and Chief Executive Officer (Principal Executive Officer)	May 8, 2007

/s/ Randall G. Smith Randall G. Smith	Chairman and Chief Technology Officer	May 8, 2007

/s/ Ronald T. Linares Ronald T. Linares	Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2007

/s/ Guus van Kesteren Guus van Kesteren	Director	May 8, 2007

/s/ Matthew D. Veatch Matthew D. Veatch	Director	May 8, 2007

/s/ Simon P. Kooyman Simon P. Kooyman	Director	May 8, 2007